Exhibit 5

Lawyers at Spidi & Fisch, PC, joined the law firm of Jones Walker LLP effective January 1, 2015 and will continue to provide legal services under the name of Jones Walker LLP.	1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 202-434-4660 Fax 202-434-4661 www.joneswalker.com

March 12, 2015

The Board of Directors

Wells Financial Corp.

53 First Street, S.W.

Wells, Minnesota 56097

Re:	Wells Financial Corp.
Common Stock, Par Value $0.10 Per Share

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.10 per share (“Common Stock”), of Wells Financial Corp. (the “Company”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to matters governed by Minnesota law.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal and Tax Matters” and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Jones Walker LLP
JONES WALKER LLP